Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG 2014 FOURTH QUARTER AND
FISCAL YEAR FINANCIAL RESULTS

Strongest Quarter and Fiscal Year Ever for the Company’s Current Business
Fourth Quarter Revenues Up 11%, Adjusted EBITDA Up 33% to $16.6 Million
Full Fiscal Year 2014 Revenues Up 7%, Adjusted EBITDA Up 10% to $34.4 Million

Salt Lake City, Utah – November 6, 2014 – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal fourth quarter and full fiscal year ended August 31, 2014.

Fiscal 2014 Fourth Quarter Financial Highlights

•	Sales increased $6.5 million, or 11%, to $68.1 million, compared with $61.6 million in fiscal 2013.
•	Sales grew in nearly all major channels, including national account practices, international licensee partners, international direct offices, and from the U.S./Canada direct offices.
•	Gross profit increased 10% to $46.9 million on increased sales and a stable gross margin.
•
Adjusted EBITDA increased $4.2 million, or 33%, to $16.6 million for the fourth quarter of fiscal 2014 without the benefit of a large government contract renewal.  The large government contract was renewed during the first week of September.

•	Adjusted EBITDA margin for the quarter improved to 24.4% of sales in the fourth quarter compared with 20.3% in the fourth quarter of fiscal 2013.
•	Flow-through of increased revenue to increased Adjusted EBITDA was 64%.
•	On the strength of increased pre-tax income and a lower effective tax rate, net income increased $4.7 million, or 61%, to $12.5 million for the fourth quarter of fiscal 2014.
•	EPS grew 55%, to $0.73 per diluted share, from $0.47 per diluted share in the prior year.
•	The Company’s cash balance remained strong and totaled $10.5 million at August 31, 2014 compared with $12.3 million at August 31, 2013 with no borrowings on its credit facility.

Full Year Fiscal 2014 Financial Highlights

•	Consolidated sales grew $14.2 million, or 7%, to $205.2 million, compared with $190.9 million for fiscal 2013, the best fiscal year ever for the Company’s current business.
•	Sales grew in nearly all of the Company’s major sales channels during the fiscal year.
•
Gross profit increased $9.3 million, or 7%, to $138.3 million, compared with $129.0 million in fiscal 2013 on increased sales.  The Company’s gross margin remained consistent with the prior year at 67.4% in fiscal 2014 compared with 67.6% in fiscal 2013.

•
Adjusted EBITDA increased 10% to $34.4 million, compared with $31.4 million in fiscal 2013, without the benefit of a large government contract renewal.  As noted above, the large government contract was renewed during the first week of September.

•	Adjusted EBITDA margin increased to 16.8% from 16.4% in the prior year.
•	Net income increased by $3.7 million, or 26%, to $18.1 million for fiscal 2014.
•	EPS grew 34% to $1.07 per diluted share, from $0.80 per diluted share for fiscal 2013.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey, commented, “We are very pleased with our results for the fourth quarter and for the fiscal year.  They were the strongest ever for our current business in revenue, Adjusted EBITDA, operating income, and net income.  We were particularly pleased to have achieved these strong results without the benefit of having any fourth quarter revenue from a large government contract which we believed had the possibility of being renewed during the fourth quarter, and which did renew, but not until the first week of the new fiscal year.  We had particularly strong sales performances in our education, customer loyalty, and sales performance practices; our international licensing operations; our non-governmental direct offices in the U.S.; and in our leadership practice.  Leadership practice revenue benefitted significantly from sales of our re-created The 7 Habits of Highly Effective People offering, which was re-launched during the second half of the year, and which exceeded the high end of our sales expectations.  We continue to focus on and make significant progress on our major strategic initiatives and continue to grow our prospective business pipeline.  As we look forward, we expect to continue to build on the strong momentum we have in our business, and look forward to achieving another year of strong financial results in fiscal 2015.”

Fourth Quarter Financial Results

The Company’s consolidated sales in the fourth quarter increased to $68.1 million compared with $61.6 million in the prior year.  Sales increased in nearly all of the Company’s major channels, including its national account practices, international licensee channel, international direct offices, and U.S./Canada direct offices.  Each of the Company’s national account practices had increased sales, which resulted in a 30% increase in revenues compared with the fourth quarter of fiscal 2013.  The Education Practice, which delivers content based on The Leader In Me to elementary schools in the United States and internationally, increased sales by 32% compared with the prior year.  At August 31, 2014, over 1,900 elementary-level schools were using The Leader in Me curriculum.  Sales Performance Practice sales and Customer Loyalty Practice sales benefitted from new contracts and increased demand for these offerings during the fourth quarter.  Many of the Company’s international licensee partners also recognized stronger sales during the quarter, resulting in a 22% overall increase in licensee revenues compared with the prior year.  Sales increased by $1.3 million at the Company’s direct offices in the United Kingdom and Australia compared with the prior year but were partially offset by decreased sales in Japan, which were partially attributable to foreign exchange fluctuations.  Increased sales in the United Kingdom and Australia were driven by the fiscal 2014 release of the newly re-created The 7 Habits of Highly Effective People – Signature Edition (7 Habits Signature Program) during fiscal 2014.  Revenue in the Company’s U.S./Canada direct offices (excluding the government services office), increased 9% compared with the fourth quarter of fiscal 2013.  Partially offsetting sales growth at the Company’s U.S./Canada direct offices was a $2.1 million decrease in government services sales.

As a result of increased sales, as described above, gross profit for the quarter increased 10% to $46.9 million compared with $42.7 million in the fourth quarter of fiscal 2013.  The Company’s gross margin for the quarter remained strong at 68.9% of sales compared with 69.4% in the fourth quarter of fiscal 2013.

Selling, general, and administrative expenses (SG&A) decreased $1.2 million compared with the fourth quarter of fiscal 2013.  Increased expenses related to the addition of new sales-related personnel, increased commissions on higher sales, marketing, an impairment charge on long-term receivables from FC Organizational Products, and other advertising and promotional costs related to strategic sales initiatives were offset by a $1.0 million decrease in share-based compensation expense, a $0.6 million reduction in the fair value of estimated contingent earn out payments from a previous business acquisition, and by decreased short-term incentive plan bonus expense.

Adjusted EBITDA increased 33% to $16.6 million, compared with $12.5 million in the fourth quarter of the prior year.  Income from operations increased $5.3 million, or 59%, to $14.3 million compared with $9.0 million in the fourth quarter of fiscal 2013.

Due primarily to benefits from the utilization of foreign tax credits, the Company’s effective income tax rate for the fourth quarter of fiscal 2014 decreased compared with the prior year, and was substantially less than statutory income tax rates.  Net income for the quarter ended August 31, 2014 increased to $12.5 million, or $0.73 per diluted share, compared with $7.7 million, or $0.47 per diluted share, in the fourth quarter of the prior year.

Full Fiscal Year 2014 Financial Results

Consolidated sales for the full fiscal year ended August 31, 2014 increased 7% to $205.2 million, compared with $190.9 million in fiscal 2013.  Sales increased over the prior year through most of our major delivery channels, and was driven by 31% growth in the Company’s national account practices and by growth in the Company’s U.S./Canada direct offices (excluding the government services region), where sales increased 9% compared with the prior year.  During fiscal 2014, sales increased in all three national account practices, which included a $6.2 million increase from the Education Practice, a $3.7 million increase from the Sales Performance Practice, and a $1.7 million increase from the Customer Loyalty Practice.  The fiscal 2014 release of the re-created 7 Habits Signature Program had a favorable impact on the Company’s U.S./Canada direct offices and at certain of the Company’s international direct offices as the Company’s office in the United Kingdom had its best year ever for its current business.  The Company expects the release of this offering in additional languages will increase revenues in its Japan direct office and through its licensee network in future periods.  Increased sales during fiscal 2014 led to an increase in gross profit to $138.3 million, compared with $129.0 million in fiscal 2013.

The Company’s SG&A expenses for the fiscal year ended August 31, 2014 increased $5.0 million, or 5%, compared with fiscal 2013. The increase in SG&A expense was primarily attributable to a $3.8 million increase related to the addition of new sales-related personnel, increased commissions on higher sales, marketing, and other advertising and promotional costs related to strategic sales initiatives; a $2.2 million increase in Sales Performance Practice expenses resulting from the acquisition of NinetyFive 5 in the third quarter of fiscal 2013; a $0.4 million impairment charge on long-term receivables from FC Organizational Products; and a $0.4 million increase in software contract costs and for professional services.  The impact of these increased expenses was partially offset by a $1.6 million reduction in the fair value of estimated contingent earn out payments from previous business acquisition and by decreased short-term incentive plan bonus expense.  Depreciation expense increased by $0.4 million over the prior year primarily due to the acquisition of new computer hardware and software in fiscal 2014.  Amortization expense in fiscal 2014 increased by $0.8 million compared with fiscal 2013 primarily due to the acquisition of NinetyFive 5 in the third quarter of fiscal 2013.

Adjusted EBITDA increased by $3.0 million, or 10%, to $34.4 million, compared with $31.4 million in fiscal 2013.  Income before income taxes increased $2.4 million, or 12%, to $21.8 million, compared with $19.4 million in the prior year.  Due to benefits from the utilization of foreign tax credits, the Company’s effective income tax rate for the fiscal year decreased to 17 percent compared with 26 percent in fiscal 2013.  The combination of improved operating results and a reduced effective income tax rate contributed to a 26% increase in net income, to $18.1 million, or $1.07 per diluted share, compared with $14.3 million, or $0.80 per diluted share, in fiscal 2013.

Subsequent to fiscal 2014, the Company will no longer have the ability to claim foreign tax credits on prior year U.S. federal income tax returns and expects its effective income tax rate in fiscal 2015 and future periods to return to rates that approximate statutory income tax rates.  However, the utilization of other deferred income tax assets is expected to reduce the amount of cash the Company pays for taxes through fiscal 2016.  The expected increase in the effective income tax rate during fiscal 2015 will result in increased tax expense when compared with fiscal 2014 and 2013 results.

The Company’s financial position remained strong at August 31, 2014 as the Company had $10.5 million in cash and cash equivalents, compared with $12.3 million at August 31, 2013.  Net working capital increased to $50.1 million at August 31, 2014 compared with $38.2 million on August 31, 2013.  Cash flows from operating activities increased to $18.1 million for fiscal 2014 compared with $15.5 million in fiscal 2013.

Fiscal 2015 Outlook

Based on its strong fiscal 2014 financial performance, the strength of its booking pace and awarded revenue in the fourth quarter of fiscal 2014, and the renewal of a large government contract early in September 2014, the Company expects Adjusted EBITDA for fiscal 2015 to increase to between $37 million and $40 million—up from $34.4 million in fiscal 2014.

Earnings Conference Call

As previously announced, on Thursday, November 6, 2014, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the quarter and full fiscal year ended August 31, 2014.  Interested persons may participate by dialing 877-261-8992 (International participants may dial 847-619-6548), access code: 38331475.  Alternatively, a webcast will be accessible at the following website: http://www.media-server.com/m/p/jwqazz32.  A replay will be available from November 6 (7:30 pm ET) through November 13, 2014 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 38331475#.  The webcast will remain accessible through November 13, 2014 on the Investor Relations area of the Company’s website at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2015; anticipated future sales; expected cash payment for income taxes; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, adjustments to contingent earn out liabilities, and certain other items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company does not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of the inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 165 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 Investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2014	2013	2014	2013

Net sales	$68,109	$61,574	$205,165	$190,924

Cost of sales	21,169	18,862	66,899	61,935
Gross profit	46,940	42,712	138,266	128,989

Selling, general, and administrative	30,686	31,880	106,164	101,176
Depreciation	917	833	3,383	3,008
Amortization	993	990	3,954	3,191
Income from operations	14,344	9,009	24,765	21,614

Interest expense, net	(460)	(399)	(1,810)	(1,718)
Discount on related party receivable	(772)	(102)	(1,196)	(519)
Other income, net	-	1	-	21
Income before income taxes	13,112	8,509	21,759	19,398

Income tax provision	(656)	(790)	(3,692)	(5,079)
Net income	$12,456	$7,719	$18,067	$14,319

Net income per common share:
Basic	$0.74	$0.47	$1.08	$0.83
Diluted	0.73	0.47	1.07	0.80

Weighted average common shares:
Basic	16,843	16,352	16,720	17,348
Diluted	17,069	16,479	16,947	17,971

Other data:
Adjusted EBITDA(1)	$16,647	$12,488	$34,420	$31,402

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2014	2013	2014	2013
Reconciliation of net income to Adjusted EBITDA:
Net income	$12,456	$7,719	$18,067	$14,319
Adjustments:
Other income, net	-	(1)	-	(21)
Interest expense, net	460	399	1,810	1,718
Discount on related party receivable	772	102	1,196	519
Income tax provision	656	790	3,692	5,079
Amortization	993	990	3,954	3,191
Depreciation	917	833	3,383	3,008
Share-based compensation	674	1,656	3,534	3,589
Reduction of contingent earnout liability	(644)	-	(1,579)	-
Impairment of related-party receivable	363	-	363	-

Adjusted EBITDA	$16,647	$12,488	$34,420	$31,402

Adjusted EBITDA margin	24.4%	20.3%	16.8%	16.4%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2014	2013	2014	2013
Sales Detail by Region/Type:
U.S./Canada direct	$29,262	$29,049	$99,128	$96,899
International direct	9,608	9,217	28,588	29,558
Licensees	4,614	3,785	17,065	15,452
National account practices	21,707	16,686	48,645	37,042
Self-funded marketing	1,693	1,661	5,938	5,866
Other	1,225	1,176	5,801	6,107

Total	$68,109	$61,574	$205,165	$190,924

Sales Detail by Category:
Training and consulting services	$64,320	$57,472	$193,720	$178,656
Products	2,751	3,119	7,518	8,114
Leasing	1,038	983	3,927	4,154

	68,109	61,574	205,165	190,924
Cost of Goods Sold by Category:
Training and consulting services	19,214	17,055	61,474	56,864
Products	1,437	1,286	3,502	3,122
Leasing	518	521	1,923	1,949
	21,169	18,862	66,899	61,935
Gross Profit	$46,940	$42,712	$138,266	$128,989

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	August 31,	August 31,
	2014	2013
Assets
Current assets:
Cash	$10,483	$12,291
Accounts receivable, less allowance for
doubtful accounts of $918 and $982	61,490	52,684
Receivable from related party	1,851	3,305
Inventories	6,367	4,321
Income taxes receivable	2,432	-
Deferred income taxes	4,340	4,685
Prepaid expenses and other current assets	6,053	3,822
Total current assets	93,016	81,108

Property and equipment, net	17,271	17,180
Intangible assets, net	57,177	60,654
Goodwill	19,641	16,135
Long-term receivable from related party	3,296	4,453
Other assets	14,785	9,875
	$205,186	$189,405

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,298	$1,139
Accounts payable	12,001	9,294
Income taxes payable	-	1,365
Accrued liabilities	29,586	31,140
Total current liabilities	42,885	42,938

Financing obligation, less current portion	26,078	27,376
Other liabilities	3,934	6,106
Deferred income tax liabilities	5,575	6,479
Total liabilities	78,472	82,899

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	207,148	210,227
Retained earnings	58,496	40,429
Accumulated other comprehensive income	1,451	1,686
Treasury stock at cost, 10,266 and 10,759 shares	(141,734)	(147,189)
Total shareholders' equity	126,714	106,506
	$205,186	$189,405